Exhibit 10.19(a)

CONSENT AND AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT

This Consent and Amendment No. 1 to Loan and Security Agreement (this “Amendment”) is dated as of June 24, 2025 by and among (a) (i) NTH CYCLE, INC., a Delaware corporation and (ii) NTH CYCLE HOLDINGS I, LLC, a Delaware limited liability company (individually and collectively, jointly and severally, “Borrower”) and (b) HSBC VENTURES USA INC., a Delaware corporation (“Bank”).

1.
Reference is made to that certain Loan and Security Agreement dated as of May 2, 2024, by and between Borrower and Bank (as may be amended, modified, supplemented, or restated from time to time, the “Agreement”). Capitalized terms used but not defined in this Amendment shall have the meaning given to such terms in the Loan Agreement.
2.
Borrower has informed Bank that Borrower formed a subsidiary, Nth Cycle Netherlands B.V., a company organized under the laws of the Netherlands (“Dutch Subsidiary”) (the “Subsidiary Formation”).
3.
Borrower has requested that Bank (i) consent to the Subsidiary Formation and (ii) amend the Agreement to make certain revisions to the Agreement as more fully set forth herein.
4.
Bank has agreed (i) to consent to the Subsidiary Formation and amend other provisions of the Agreement, subject to the conditions and in reliance upon the representations and warranties set forth below, (ii) that Borrower has satisfied the notification requirements in Section 6.2(n) of the Agreement with respect to the Subsidiary Formation, and (iii) that notwithstanding the requirements of Section 6.11 of the Agreement, Bank has not required Dutch Subsidiary to become a co-Borrower or Guarantor thereunder as of the First Amendment Effective Date.
5.
Bank hereby consents to the Subsidiary Formation and agrees that the Subsidiary Formation shall not, in and of itself, constitute an Event of Default under Section 7.3 of the Agreement (relative to mergers or acquisitions) and Section 7.7 of the Agreement (relative to distributions and investments). Such consent is subject to the condition that no Event of Default shall occur or continue both before and/or immediately after giving effect to this Amendment. The consent provided for herein is a one-time consent relating only to the Subsidiary Formation, and shall not be deemed to constitute an agreement by Bank to any future consent or waiver of the terms and conditions of the Agreement.
6.
The Agreement is hereby amended as follows:
(a)
Section 1.1 (Definitions). The definition of Permitted Investments appearing in Section 1.1 of the Agreement is amended by (i) deleting the word “and” appearing at the end of clause (h) thereof, (ii) deleting the “.” appearing at the end of clause (i) thereof and replacing it with “; and”, and (iii) inserting the following new clause (j) to appear immediately following clause (i) thereof:

“ (j) Investments by Borrower in Dutch Subsidiary for ordinary, necessary and current operating expenses in an amount not to exceed Four Million Two Hundred Thousand Dollars ($4,200,000.00) in the aggregate in any twelve (12) month period, so long as an Event of Default does not exist at the time of any such Investment and would not exist after giving effect to any such Investment.”

(b)
Section 1.1 (Definitions). The following new terms and their respective definitions are inserted to appear alphabetically in Section 1.1 of the Agreement:

“ “Draw Period End Date” means September 30, 2025, which shall be extended to December 31, 2025 upon the occurrence of Interest-Only Extension Event #1, which shall be further extended to March 31, 2026 upon the occurrence of Interest-Only Extension Event #2.”

“ “Dutch Subsidiary” means Nth Cycle Netherlands B.V., a company formed under the laws of the Netherlands.”

“ “First Amendment Effective Date” is June 24, 2025.”

“ “Interest-Only Extension Event #1” means Borrower has provided Bank with evidence, on or prior to August 31, 2025, satisfactory to Bank in its sole and absolute discretion, that Borrower has received, after June 12, 2025, but on or prior to August 31, 2025, unrestricted and unencumbered net cash proceeds in an aggregate amount of at least Fifteen Million Dollars ($15,000,000.00) from the issuance and sale by Borrower of Subordinated Debt in the form of convertible notes.”

“ “Interest-Only Extension Event #2” means Borrower has provided Bank with evidence, on or prior to August 31, 2025, satisfactory to Bank in its sole and absolute discretion, that Borrower has received, after June 12, 2025, but on or prior to August 31, 2025, unrestricted and unencumbered net cash proceeds in an aggregate amount of at least Twenty Million Dollars ($20,000,000.00) from the issuance and sale by Borrower of Subordinated Debt in the form of convertible notes (inclusive of proceeds from Interest-Only Extension Event #1).”

“ “Permitted Dutch Accounts” is defined in Section 6.8(a) of this Agreement.”

“ “Repayment Schedule” means the period of time equal to thirty-three (33) consecutive calendar months, which period of time shall be reduced to thirty (30) consecutive calendar months upon the occurrence of Interest-Only Extension Event #1, which period of time shall be further reduced to twenty-seven (27) consecutive calendar months upon the occurrence of Interest-Only Extension Event #2.”

“ “Term Loan Amortization Date” means October 1, 2025, which shall be extended to January 1, 2026 upon the occurrence of Interest-Only Extension Event #1, which shall be further extended to April 1, 2026 upon the occurrence of Interest-Only Extension Event #2.”

(c)
Section 1.1 (Definitions). The following terms and their respective definitions set forth in Section 1.1 of the Agreement are amended in their entirety and replaced with the following:

“ “Draw Period A” is the period of time commencing upon the Effective Date and continuing through the earlier to occur of (a) the Draw Period End Date, or

(b) an Event of Default.”

“ “Draw Period B” is the period of time commencing upon the occurrence of the Performance Milestone and continuing through the earlier to occur of (a) the Draw Period End Date, or (b) an Event of Default.”

(d)
Section 2.2 (Term Loan Advances). Section 2.2(c) is amended in its entirety and replaced with the following:

“ (c) Repayment. Commencing on the Term Loan Amortization Date, and continuing on each Payment Date thereafter, Borrower shall repay the Term Loan Advances in (i) consecutive equal monthly installments of principal according to the applicable Repayment Schedule, plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.3(a). All outstanding principal and accrued and unpaid interest with respect to the Term Loan Advances, and all other outstanding Obligations with respect to the Term Loan Advances, are due and payable in full on the Term Loan Maturity Date.”

(e)
Section 6.8 (Operating Accounts). Section 6.8(a) is amended in its entirety and replaced with the following:

“ (a) Each Loan Party and each of their Subsidiaries (other than the Dutch Subsidiary) shall maintain at least seventy-five percent (75.0%) of its depository and operating accounts, Cash Equivalents, and excess cash with Bank or Bank’s Affiliates (the “Account Threshold”). In addition to the foregoing, each Loan Party and each Subsidiary shall obtain any business credit card (other than the Permitted SVB Credit Card, Permitted SVB L/C and Permitted JPM L/C) and letter of credit exclusively from Bank or an Affiliate of Bank. Subject to compliance with the Account Threshold, Dutch Subsidiary shall be permitted to maintain accounts with Bank and Bank’s Affiliates (the “Permitted Dutch Accounts”), so long as the maximum aggregate balance in the Permitted Dutch Accounts (for all such accounts) shall not at any time exceed the Dollar Equivalent of One Million Dollars ($1,000,000.00).”

7.
As amended hereby, the Agreement remains in full force and effect.
8.
Release of Claims:
a.
Borrower, on behalf of itself and its successors and assigns and Affiliates (collectively, the “Releasing Parties”), hereby releases, remises, acquits and forever discharges Bank and all of its subsidiaries, divisions, affiliates, officers, directors, employees, agents, attorneys, advisors, predecessors, heirs, successors and assigns, any loan participant, and any servicer or any of their respective Affiliates (collectively, the “Released Parties”), from any and all actions, causes of actions, suits, claims, demands, proceedings, judgments, executions, debts, claims, damages, liabilities, obligations, costs and expenses of any and every kind and character, known or unknown, liabilities, contracts, obligations, accounts, torts, causes of action or claims for relief of whatever kind or nature, accruing prior to the date hereof, whether known or unknown, or whether suspected or unsuspected, which the Releasing Parties may have or which may hereafter be asserted against Released Parties, or any of them, including without limitation (x) resulting from or in any way relating to any act or omission done, or committed or suffered to be done by Released Parties, or any of them, for or because of any matter or things done, omitted or suffered to be done by any of the Released

Parties, and (y) in any way directly or indirectly arising out of or in any way connected to this Amendment, any of the other Loan Documents as modified, supplemented, amended and/or restated by this Amendment, or the Collateral (all of the foregoing hereinafter called the “Released Matters”).
b.
Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense to any claim and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Each Releasing Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered will affect in any manner the final, absolute and unconditional nature of the release set forth above.
c.
Each Releasing Party hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Released Party that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any claim released, remised and discharged by any Releasing Party above. If any Releasing Party violates the foregoing covenant, the Borrower, for itself and its successors and assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives, agrees to pay, in addition to such other damages as any Released Parties may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Released Parties as a result of such violation.
d.
Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.
9.
(a) Borrower represents and warrants that: (i) there are no defaults under the Agreement; (ii) there has been no material adverse change to the financial condition of Borrower; (iii) all representations and warranties of Borrower in the Agreement and all other documents executed in connection therewith are true and correct on the date hereof; (iv) the Agreement as amended hereby is legal and binding upon Borrower with no claims, counterclaims, defenses or setoffs with respect thereto; and (v) Borrower is validly existing under the laws of the State of its organization and has the requisite power and authority to execute this Amendment.

(b) The Bank shall have received counterparts of this Amendment executed on behalf of Borrower and the Bank.

10.
Post-Closing Deliverables. Borrower shall deliver to Bank within thirty (30) days after the First Amendment Effective Date, evidence satisfactory to Bank that the insurance endorsements required by Section 6.7 of the Agreement are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank.

11.
Borrower hereby (a) reaffirms as of the date hereof each and every security interest and lien granted by Borrower in favor of the Bank and (b) acknowledges that such security interests and liens continue in full force and effect.
12.
This Amendment shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles except Title 14 of Article 5 of the New York General Obligations law.
13.
This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of any executed counterpart of a signature page of this Amendment by email in .pdf format or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment.
14.
The parties agree and consent to the use of electronic signatures solely for the purpose of executing this Amendment or any related transactional document (including any amendments thereto). Such electronic signatures shall be deemed to have the same full and binding effect as a handwritten signature.

IN WITNESS WHEREOF, this Amendment has been duly executed by the authorized representatives of the undersigned parties effective the 24th day of June, 2025.

BORROWER:		BANK:

NTH CYCLE, INC.		HSBC VENTURES USA INC.

By:	/s/ Coleman Adams	By:	/s/ Sandy Pelkowsky
Name:	Coleman Adams	Name:	Sandy Pelkowsky
Title:	CFO	Title:	VicePresident

NTH CYCLE HOLDINGS I, LLC

By: Nth Cycle Inc., its sole member

By:	/s/ Coleman Adams
Name:	Coleman Adams
Title:	CFO